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                                 EXHIBIT 99(i)
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                      [Letter head of Catawba Valley Bank]



                                 PRESS RELEASE
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For Immediate Release
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For Further Information Contact:

R. Steve Aaron, President
Catawba Valley Bancshares, Inc.
(828) 431-2300

W. Alex Hall, President
First Gaston Bank of North Carolina
(704) 865-8302


              CATAWBA VALLEY BANK AND FIRST GASTON BANK ANNOUNCE
                               MERGER OF EQUALS


     The Boards of Directors of Catawba Valley Bank, Hickory, North Carolina (OTC Bulletin Board CTVB) and First Gaston Bank of North Carolina, Gastonia, North Carolina (OTC Bulletin Board FGBN) announced today a "merger of equals" reorganization into a holding company. The new organization will use the existing holding company of Catawba Valley Bank, Catawba Valley Bancshares, Inc. In the transaction, the holding company will be renamed to reflect the broader geographic reach of both banks. Until that time First Gaston Bank and Catawba Valley Bank will be wholley-owned subsidiaries of Catawba Valley Bancshares, Inc. Shareholders of First Gaston Bank will exchange their shares of common stock for shares of the common stock of Catawba Valley Bancshares on the basis of .8934 shares of Catawba Valley for each share of First Gaston. This exchange is based on the book value of each bank as of December 31, 2001. The Board of Directors of the holding company will have an equal number of representatives from both Catawba Valley Bank and First Gaston Bank. R. Steve Aaron, President of Catawba Valley Bank will serve as President of the holding company and W. Alex Hall, President of First Gaston Bank will serve as Executive Vice President of the holding company. As of March 31, 2001, the combined holding company's total assets would have been $294.3 million, total deposits of $239.2 million and shareholders' equity of $29.9 million. Both Catawba Valley Bank and First Gaston Bank will continue to operate in their respective market areas under their current boards of directors, management and name. The transaction is subject to a definitive agreement, approval by the shareholders of both organizations and federal and state regulatory approval. It is expected to be effective by December 31, 2001.

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     R. Steve Aaron, President of Catawba Valley Bank and W. Alex Hall,
President of First Gaston Bank issued the following joint statement: "We are excited about putting two high performing community banks together in one organization. We expect to recognize certain efficiencies as we combine our back room operations and consolidate some management functions. All of our branch operations will remain in tact and no change will be experienced from a customer service perspective. We are two community banks that are looking into the future and seeing that a combination of forces is in the best interests of our shareholders, customers and communities served. We believe that together we can take better advantage of the capital markets to help fund our continued growth and profitability. The recently enacted Financial Modernization Act as well as the continued consolidation of financial services under one umbrella company caused each of us to look into the future with a more critical eye. We believe consolidation of this type is best whereby we retain our local image and high level of customer service while effecting economies in areas that do not detract from customer service. We each remain committed to our local communities and believe that combining forces will provide for a stronger overall organization that can better serve those communities while opening up new markets and new products and services for our customers."


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